Exhibit 99.1
A N N O U N C E M E N T
Update on EZCORP offer and proposed global strategic alliance (“Strategic Alliance”) with Cash Converters International Limited (“CCIL”)
Further to the announcement dated 13 May 2011 in relation to the delay to the timetable for the implementation of the Strategic Alliance with EZCORP, Inc. (NASDAQ: EZPW) (“EZCORP”), CCIL sets out below further information on the issues relating to CCIL’s obligations in respect of its listing on the Official List of the UK Listing Authority (“UKLA”).
As announced on 22 March 2011, CCIL and EZCORP are continuing to work towards implementation of the Strategic Alliance in accordance with the transaction implementation agreement dated 21 March 2011 between CCIL and EZCORP (the “Transaction Implementation Agreement”). CCIL does not expect the UK listing issues (details of which are set out below) to have any material impact on its financial results for its financial year ending 30 June 2011. CCIL has appointed Charles Stanley Securities to act as Sponsor for the purposes of the UK Listing Rules.
Issues in relation to CCIL’s listing on the Official List of the UKLA
CCIL was admitted to the Official List of the London Stock Exchange (“the LSE”) in 1995 (now known as the Official List of the UKLA) (the “Official List”). In February 1997, CCIL was granted a dual listing on the Australian Stock Exchange (now known as the Australian Securities Exchange) (“ASX”). With the balance of shareholders shifting from the UK and Europe to Australia, in July 2001 CCIL applied to migrate from a “primary listing” to a “secondary listing” on the Official List and elected to treat its listing on the ASX as its primary listing (the “Migration”).
On 2 August 2001, CCIL sent a notice to its unitholders notifying them of the proposed Migration, and envisaging that the Migration would be finalised by 24 August 2001. As a result of CCIL not following specified procedures to complete the Migration, CCIL is and has been a primary listed company since that date. On 6 April 2010, the UKLA made a number of changes to the UK listing regime, including renaming the listing segments “premium” and “standard”.
Since 24 August 2001, CCIL should have complied with a series of UK regulations as a result of completing a number of corporate activities. Although CCIL made a series of issues of units in compliance with the ASX Listing Rules and Australian Corporations Act, CCIL did not comply with certain obligations as a UK listed company. Since 24 August 2001, CCIL has made the following issues of units (among others):
1.	Issue of units to the vendors of Mon-e Pty Ltd in 2006;

2.	Issue of units to the vendors of Safrock Finance Pty Ltd in 2006;

3.	Issue of units pursuant to the Share Purchase Plan in 2006;

4.	Issue of units to EZCORP in November 2009; and

5.	Issue of units to EZCORP in May 2010.

A prospectus, compliant with the UK Prospectus Rules, was not prepared for the above issues of units and since 2001 no formal applications have been made for such units to be admitted to the Official List nor to trading on the LSE. All units were admitted to quotation on the ASX in compliance with the relevant ASX Listing Rules. Consequently, CCIL did not meet its obligations under the UK Listing Rules.
Publication of prospectus and admission of the units in the UK
In order to rectify the discrepancy between the number of issued units and the number of units admitted to the Official List and to trading on the LSE, CCIL has agreed with the UKLA to publish a UK “catch-up” prospectus and to follow the relevant UKLA procedures for the admission and listing of all these units. These documents and procedures do not relate to any new issue of securities.
In due course, CCIL plans to complete the Migration, which will require shareholder approval as set out in the UK Listing Rules.
Expected impact on EZCORP transaction
CCIL and EZCORP continue to work towards implementation of the Strategic Alliance to develop and introduce globally a suite of innovative financial services products under the Cash Converters brand. As part of the Strategic Alliance, EZCORP is proposing to acquire 30% of the outstanding CCIL units not already owned by EZCORP by way of a Scheme of Arrangement (the “Scheme”), which is subject to approval by CCIL unitholders at a general meeting and by the Supreme Court of Western Australia. The Transaction Implementation Agreement (a copy of which was attached to the announcement made on 22 March 2011) has been amended to extend the Long Stop Date (as defined in the Transaction Implementation Agreement) from 30 September 2011 to 7 October 2011. The Transaction Implementation Agreement will be further amended (if and to the extent necessary) to reflect the matters described in this announcement.
CCIL is working with Charles Stanley Securities to assess the documentation and approvals the Strategic Alliance with EZCORP will require to comply with the UK Listing Rules. Any additional shareholder circular requirements are expected to be included in the Scheme Booklet (to be despatched to CCIL shareholders as part of the Australian court process) and any additional shareholder approvals are expected to be put to the CCIL General Meeting to be held immediately after the Scheme Meeting.
Simplification of CCIL share capital structure
As set out in the announcement made on 22 March 2011 in relation to the Strategic Alliance with EZCORP, CCIL proposes to proceed with the simplification of its share capital structure by unwinding CCIL units (which are made up of one CCIL ordinary share and one dividend access share in a CCIL subsidiary, Cash Converters UK Holdings plc). As announced on 13 May 2011, CCIL and EZCORP agreed to extend the date for satisfaction of the condition set out in clause 3.1(l) of the Transaction Implementation Agreement in relation to the dividend access shares issued by Cash Converters UK Holdings plc from 14 May 2011 to 17 June 2011. CCIL and EZCORP have now agreed that the date for satisfaction of such condition be further extended to 12 August 2011.

It is intended that the proposed compulsory acquisition of each unitholder’s dividend access shares will be completed prior to the release of the Scheme Booklet relating to the EZCORP transaction. After that process is complete, each unitholder will be left holding CCIL ordinary shares (listed on the ASX and the Official List and admitted to trading on the main market of the LSE) only in place of their CCIL units. Further information will be sent to CCIL unitholders in due course.
Indicative timetable
An updated indicative timetable, subject to the timetable of the Australian courts, the ASX and the UKLA, is set out below. The indicative timetable assumes that it is possible to address the UKLA requirements simultaneously with progression of the proposed Strategic Alliance. However, differing regulatory regimes in Australia and the United Kingdom may mean that this is not possible. The indicative timetable therefore remains subject to change as matters progress.

Event	Indicative Dates (approx.)
Publication of UK “catch-up” prospectus	End July 2011

CCIL unit unwinding becomes effective and CCIL ordinary shares commence trading on the ASX and the main market of the LSE	Early August 2011

First Court Date	Mid August 2011

Scheme Booklet registered with ASIC and released to ASX and publication of UK circular	Mid August 2011

Despatch Scheme Booklet and notices of Scheme Meeting and General Meetings to CCIL Shareholders	Mid August 2011

Scheme Meeting	Mid September 2011

General Meeting (to be held immediately after the Scheme Meeting)	Mid September 2011

Second Court Date	Late September 2011

Effective Date	Late September 2011

Scheme Record Date	Late September 2011

Implementation Date (also the date on which the EZCORP Joint Venture Agreements will come into effect)	Early October 2011

Transfer from Premium Listing to Standard Listing (for LSE and UKLA purposes) becomes effective	Mid October 2011

Enquiries

Cash Converters International Limited Mr D.R. Groom	+61 (8) 9221 9111

Charles Stanley Securities Dugald J.Carlean/ Ben Archer/Karri Vuori	+44 (0) 20 7149 6000
About EZCORP
EZCORP is a leading provider of specialty consumer financial services. It provides collateralized non-recourse loans, commonly known as pawn loans, and a variety of short-term consumer loans, including payday loans, instalment loans and auto title loans, or fee-based credit services to customers seeking loans. At its pawn stores, the company also sells merchandise, primarily collateral forfeited from its pawn lending operations.
EZCORP operates more than 1,000 stores, including over 500 pawn stores in the U.S. and Mexico and over 500 short-term consumer loan stores in the U.S. and Canada. The company also has significant investments in Albemarle & Bond Holdings PLC (ABM.L), one of the U.K.’s largest pawnbroking businesses with over 130 stores, and Cash Converters International Limited (CCV.L and CCV.AUS), which franchises and operates a worldwide network of over 500 stores that provide financial services and sell pre-owned merchandise.
About Cash Converters
Cash Converters’ core business is owner and franchisor of retail stores, which operate as merchandisers of second-hand goods. Cash Converters and certain of its franchisees also offer short-term consumer loans to customers. The short term loans are available through its store network and online. Including franchisees, there are over 600 stores under the Cash Converters brand operating in 21 countries. Cash Converters owns and operates 41 stores in Australia and 42 stores in the UK, and has been successfully repurchasing franchisee stores in both territories in recent years.
Further information
This announcement is not intended to, and does not, constitute or form part of any offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of, any securities or the solicitation of any vote or approval in any jurisdiction. The Scheme will be made solely through the Scheme booklet, which will contain the full terms and conditions of the Scheme, including details of how to vote in respect of the Scheme. Any acceptance or other response to the Scheme should be made only on the basis of the information in the Scheme booklet.
This announcement has been prepared in accordance with English and Australian law and information disclosed may not be the same as that which would have been prepared in accordance with the laws of jurisdictions outside England and Australia.
Forward looking statements
This announcement, including information included or incorporated by reference in this announcement, may contain “forward looking statements” concerning CCIL, EZCORP and the Scheme. Generally, the words “will”, “may”, “should”, “continue”, “believes”, “expects”, “intends”, “anticipates” or similar expressions identify forward looking statements. The forward looking statements involve risks and uncertainties that could cause actual results to differ materially from those suggested by them. Many of these risks and uncertainties relate to factors that are beyond the companies’ abilities to control or estimate precisely, such as future market conditions and the behaviours of other market participants, and therefore undue reliance should not be placed on such statements which speak only as at the date of this announcement. Neither CCIL nor EZCORP nor any of their respective group undertakings assume any obligation to, and do not intend to, update these forward looking statements, except as required pursuant to applicable law.
24 May 2011